Exhibit 99.1

3Q23 Key Financial Data	3Q23 Financial Highlights

PROFITABILITY METRICS	3Q23	2Q23	3Q22
Return on average assets (%)	.91	.81	1.22

Return on average common equity (%)	11.9	10.9	15.8

Return on tangible common equity (%) (a)	18.4	17.1	21.0

Net interest margin (%)	2.81	2.90	2.83

Efficiency ratio (%) (a)	64.4	63.7	57.5

Tangible efficiency ratio (%) (a)	62.1	61.5	56.8
INCOME STATEMENT (b)	3Q23	2Q23	3Q22
Net interest income (taxable-equivalent basis)	$4,268	$4,449	$3,857

Noninterest income	$2,764	$2,726	$2,469

Net income attributable to U.S. Bancorp	$1,523	$1,361	$1,812

Diluted earnings per common share	$.91	$.84	$1.16

Dividends declared per common share	$.48	$.48	$.48
BALANCE SHEET (b)	3Q23	2Q23	3Q22
Average total loans	$376,877	$388,817	$336,778

Average total deposits	$512,291	$497,265	$456,769

Net charge-off ratio	.44%	.67%	.19%

Book value per common share (period end)	$29.74	$30.14	$27.39

Basel III standardized CET1 (c)	9.7%	9.1%	9.7%

(a) See Non-GAAP Financial Measures reconciliation on page 18
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

•  CET1 capital ratio of 9.7% at September 30, 2023, compared with 9.1% at June 30, 2023

•  Net income of $1,736 million and diluted earnings per common share of $1.05 as adjusted for merger and integration-related charges associated with the acquisition of MUFG Union Bank (“MUB”)

•  Net revenue of $7,032 million including $4,268 million of net interest income on a taxable-equivalent basis and $2,764 million of noninterest income

•  Reported results include merger and integration-related charges of $213 million net-of-tax, or $(0.14) per diluted common share

•  Return on average assets of 1.04%, return on average common equity of 13.7%, and efficiency ratio of 60.4% as adjusted for merger and integration-related charges

•  Net interest income on a taxable-equivalent basis increased 10.7% year-over-year due to the impact of the acquisition of MUB and rising interest rates on earning assets and decreased 4.1% linked quarter due to deposit mix and pricing

•  Noninterest income increased 11.9% year-over-year and 0.6% on linked quarter basis, as adjusted for notable items

•  Average total loan growth of 11.9% year-over-year and a decrease of 3.1% on a linked quarter basis (a decrease of 0.9% adjusted for balance sheet repositioning and capital management actions)

•  Average total deposit growth of 12.2% year-over-year and 3.0% on linked quarter basis

CEO Commentary

“In the third quarter we delivered earnings per diluted share of $1.05 and a return on tangible common equity of 21.0 percent, both as adjusted for merger and integration-related charges. This quarter our common equity tier 1 ratio increased 60 basis points to 9.7 percent, as we continued to build capital through enhanced earnings generation and capital accretive initiatives. Notably, on October 16th, the Federal Reserve granted us full relief from certain Category II commitments made in connection with the Union Bank acquisition and we are now subject to the same capital rules as all other Category III banks. While the challenging interest rate environment continues to impact net interest income growth for us and the industry, average total deposits increased 3.0 percent, to $512 billion, and third quarter profitability benefited from strength across our diversified fee businesses and disciplined expense management. Third quarter credit quality trends were in line with expectations and we continued to add to our reserve level reflecting prudent assessment of the evolving credit environment. I want to thank all of our employees for their dedication to helping our clients, communities, and shareholders.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

Business and Other Highlights

Number One in Mobile Banking

We continue to lead the way in digital banking. U.S. Bank was ranked number one for mobile banking capabilities and customer experience by Keynova Group for the fifth time in a row, during the third quarter 2023.

Connected Partnership Network

During the quarter, we launched the Connected Partnership Network, an online marketplace of third-party payment and treasury solutions that enables our customers to be more fully integrated with U.S. Bank. The Connected Partnership Network helps corporate treasury teams easily identify and adopt payments capabilities, such as treasury management and working capital automation tools, in an integrated fashion with our banking services.

Notable Item Impacts 2Q23

($ in million, except per-share data)	Income Before Taxes	Net Income Attributable to U.S. Bancorp	Diluted Earnings Per Common Share
Reported	$1,987	$1,523	$ .91
Notable items	284	213	.14
Adjusted	$2,271	$1,736	$1.05

Notable Items
($ in millions)	3Q23	2Q23	3Q22
Balance sheet optimization	$ —	$22	$ —
Merger and integration charges	284	310	42
Provision for credit losses	—	243	—
Total notable items	$284	$575	$42

  Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Third Quarter 2023 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	3Q	2Q	3Q	3Q23 vs	3Q23 vs	3Q	2Q	3Q	3Q23 vs	3Q23 vs
	2023	2023	2022	2Q23	3Q22	2023	2023	2022	2Q23	3Q22
Net interest income	$4,236	$4,415	$3,827	(4.1)	10.7	$4,236	$4,415	$3,827	(4.1)	10.7
Taxable-equivalent adjustment	32	34	30	(5.9)	6.7	32	34	30	(5.9)	6.7
Net interest income (taxable-equivalent basis)	4,268	4,449	3,857	(4.1)	10.7	4,268	4,449	3,857	(4.1)	10.7
Noninterest income	2,764	2,726	2,469	1.4	11.9	2,764	2,748	2,469	.6	11.9
Total net revenue	7,032	7,175	6,326	(2.0)	11.2	7,032	7,197	6,326	(2.3)	11.2
Noninterest expense	4,530	4,569	3,637	(.9)	24.6	4,246	4,259	3,595	(.3)	18.1
Income before provision and income taxes	2,502	2,606	2,689	(4.0)	(7.0)	2,786	2,938	2,731	(5.2)	2.0
Provision for credit losses	515	821	362	(37.3)	42.3	515	578	362	(10.9)	42.3
Income before taxes	1,987	1,785	2,327	11.3	(14.6)	2,271	2,360	2,369	(3.8)	(4.1)
Income taxes and taxable-equivalent adjustment	463	416	511	11.3	(9.4)	534	559	520	(4.5)	2.7
Net income	1,524	1,369	1,816	11.3	(16.1)	1,737	1,801	1,849	(3.6)	(6.1)
Net (income) loss attributable to noncontrolling interests	(1)	(8)	(4)	87.5	75.0	(1)	(8)	(4)	87.5	75.0
Net income attributable to U.S. Bancorp	$1,523	$1,361	$1,812	11.9	(15.9)	$1,736	$1,793	$1,845	(3.2)	(5.9)
Net income applicable to U.S. Bancorp common shareholders	$1,412	$1,281	$1,718	10.2	(17.8)	$1,624	$1,710	$1,751	(5.0)	(7.3)
Diluted earnings per common share	$.91	$.84	$1.16	8.3	(21.6)	$1.05	$1.12	$1.18	(6.3)	(11.0)

 (a) 3Q23 excludes $284 ($213 million net-of-tax) of merger and integration-related charges. 2Q23 excludes $575 million ($432 million net-of-tax) of notable items including: $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $310 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. 3Q22 excludes $42 million ($33 million net-of-tax) of merger and integration-related charges.

(b) See Non-GAAP Financial Measures reconciliation on page 18

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				ADJUSTED (c) (d)
	YTD	YTD	Percent	YTD	YTD	Percent
	2023	2022	Change	2023	2022	Change
Net interest income	$13,285	$10,435	27.3	$13,285	$10,435	27.3
Taxable-equivalent adjustment	100	86	16.3	100	86	16.3
Net interest income (taxable-equivalent basis)	13,385	10,521	27.2	13,385	10,521	27.2
Noninterest income	7,997	7,413	7.9	8,019	7,413	8.2
Total net revenue	21,382	17,934	19.2	21,404	17,934	19.3
Noninterest expense	13,654	10,863	25.7	12,816	10,624	20.6
Income before provision and income taxes	7,728	7,071	9.3	8,588	7,310	17.5
Provision for credit losses	1,763	785	nm	1,520	785	93.6
Income before taxes	5,965	6,286	(5.1)	7,068	6,525	8.3
Income taxes and taxable-equivalent adjustment	1,368	1,378	(.7)	1,643	1,431	14.8
Net income	4,597	4,908	(6.3)	5,425	5,094	6.5
Net (income) loss attributable to noncontrolling interests	(15)	(8)	(87.5)	(15)	(8)	(87.5)
Net income attributable to U.S. Bancorp	$4,582	$4,900	(6.5)	$5,410	$5,086	6.4
Net income applicable to U.S. Bancorp common shareholders	$4,285	$4,648	(7.8)	$5,107	$4,834	5.6
Diluted earnings per common share	$2.79	$3.13	(10.9)	$3.32	$3.25	2.2

 (c)  2023 excludes $1.1 billion ($828 million net-of-tax) of notable items including: $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $838 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. 2022 excludes $239 million ($186 million net-of-tax) of merger and integration-related charges.

(d) See Non-GAAP Financial Measures reconciliation on page 18

U.S. Bancorp Third Quarter 2023 Results

Net income attributable to U.S. Bancorp was $1,523 million for the third quarter of 2023, which was $289 million lower than the $1,812 million for the third quarter of 2022 and $162 million higher than the $1,361 million for the second quarter of 2023. Diluted earnings per common share was $0.91 in the third quarter of 2023, compared with $1.16 in the third quarter of 2022 and $0.84 in the second quarter of 2023. The third quarter of 2023 included $213 million, or $(0.14) per diluted common share, of merger and integration-related charges net-of-tax associated with the acquisition of MUB, compared with $33 million $(0.02) per diluted common share in the third quarter of 2022, and notable items net-of-tax of $432 million, or $(0.28) per diluted common share, in the second quarter of 2023. On an adjusted basis, excluding the impacts of these merger and integration-related charges and other notable items, net income applicable to common shareholders for the third quarter of 2023 was $1,624 million, which was $127 million lower than the third quarter of 2022 and $86 million lower than the second quarter of 2023. Adjusted diluted earnings per common share was $1.05 in the third quarter of 2023, representing a 11.0 percent decrease from the third quarter of 2022 and a 6.3 percent decrease from the second quarter of 2023.

The decrease in net income attributable to U.S. Bancorp year-over-year was driven by higher provision expense and noninterest expense, including the merger and integration-related charges, partially offset by higher total net revenue. Pretax income excluding merger and integration charges in the third quarter decreased 4.1 percent compared with a year ago. Net interest income increased 10.7 percent on a year-over-year taxable-equivalent basis due to the impact of rising interest rates on earning assets and the impact of the MUB acquisition. The net interest margin decreased to 2.81 percent in the third quarter of 2023 from 2.83 percent in the third quarter of 2022 primarily due to deposit mix and pricing, partially offset by the impact of higher rates on earning assets and the acquisition of MUB. Noninterest income increased 11.9 percent compared with a year ago driven by higher payment services revenue, trust and investment management fees, commercial products revenue, mortgage banking revenue and other noninterest income. Noninterest expense increased 24.6 percent (18.1 percent excluding merger and integration-related charges), primarily driven by MUB operating expenses, including core deposit intangible amortization expense, and higher compensation expense to support business growth. Provision for credit losses increased $153 million compared with the third quarter of 2022 driven by the acquisition of MUB, normalizing credit losses and continued economic uncertainty.

Net income attributable to U.S. Bancorp increased 11.9 percent on a linked quarter basis reflecting higher noninterest income and lower provision for credit losses, partially offset by lower net interest income. Pretax income excluding notable items decreased 3.8 percent on a linked quarter basis. Net interest income decreased 4.1 percent on a taxable-equivalent basis due to deposit mix and pricing, partially offset by the impact of rising interest rates on earning assets and balance sheet repositioning. The net interest margin decreased to 2.81 percent in the third quarter of 2023 from 2.90 percent in the second quarter of 2023 driven by similar factors. Noninterest income increased 1.4 percent (0.6 percent excluding notable items) compared with the second quarter of 2023 driven by higher other noninterest income. Noninterest expense decreased 0.9 percent on a linked quarter basis driven by lower merger and integration-related charges. Excluding merger and integration-related charges, noninterest expense decreased 0.3 percent due to prudent expense management. Provision for credit losses decreased $306 million ($63 million excluding prior quarter notable items) compared with the second quarter of 2023 primarily due to relative stability in the economic outlook, partially offset by commercial real estate credit quality and normalizing credit losses.

U.S. Bancorp Third Quarter 2023 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Change

Components of net interest income
Income on earning assets	$7,788	$7,562	$4,759	$226	$3,029	$22,349	$12,058	$10,291
Expense on interest-bearing liabilities	3,520	3,113	902	407	2,618	8,964	1,537	7,427
Net interest income	$4,268	$4,449	$3,857	$(181)	$411	$13,385	$10,521	$2,864

Average yields and rates paid
Earning assets yield	5.12%	4.94%	3.50%	.18%	1.62%	4.90%	3.00%	1.90%
Rate paid on interest-bearing liabilities	2.87	2.60	.89	.27	1.98	2.52	.53	1.99
Gross interest margin	2.25%	2.34%	2.61%	(.09)%	(.36)%	2.38%	2.47%	(.09)%
Net interest margin	2.81%	2.90%	2.83%	(.09)%	(.02)%	2.94%	2.62%	.32%

Average balances
Investment securities (a)	$163,236	$159,824	$164,851	$3,412	$(1,615)	$163,051	$170,267	$(7,216)
Loans	376,877	388,817	336,778	(11,940)	40,099	384,112	324,731	59,381
Interest-bearing deposits with banks	53,100	51,972	29,130	1,128	23,970	49,495	30,030	19,465
Earning assets	605,245	613,839	541,666	(8,594)	63,579	608,891	536,131	72,760
Interest-bearing liabilities	486,143	480,450	403,573	5,693	82,570	474,992	390,816	84,176

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2023 was $4,268 million, an increase of $411 million (10.7 percent) over the third quarter of 2022. The increase was primarily due to the impact of rising interest rates on earning assets and the acquisition of MUB. Average earning assets were $63.6 billion (11.7 percent) higher than the third quarter of 2022, reflecting increases of $40.1 billion (11.9 percent) in average total loans and $24.0 billion (82.3 percent) in average interest-bearing deposits with banks. Average investment securities decreased $1.6 billion (1.0 percent) reflecting balance sheet repositioning and liquidity management.

Net interest income on a taxable-equivalent basis decreased $181 million (4.1 percent) on a linked quarter basis primarily due to the impact of deposit mix and pricing, partially offset by higher rates on earning assets and balance sheet repositioning and liquidity management. Average earning assets were $8.6 billion (1.4 percent) lower on a linked quarter basis, reflecting a decrease of $11.9 billion (3.1 percent) in average total loans partially offset by an increase of $1.1 billion (2.2 percent) in average interest-bearing deposits with banks. Average investment securities increased $3.4 billion (2.1 percent) reflecting balance sheet repositioning and liquidity management.

The net interest margin in the third quarter of 2023 was 2.81 percent, compared with 2.83 percent in the third quarter of 2022 and 2.90 percent in the second quarter of 2023. The decrease in the net interest margin from the prior year was primarily due to deposit mix and pricing partially offset by higher rates on earning assets and the acquisition of MUB. The decrease in the net interest margin on a linked quarter basis reflected deposit mix and pricing, partially offset by the impact of rising interest rates on earning assets and balance sheet repositioning and liquidity management.

U.S. Bancorp Third Quarter 2023 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change

Commercial	$130,415	$133,697	$123,745	(2.5)	5.4	$131,777	$115,832	13.8
Lease financing	4,305	4,388	4,774	(1.9)	(9.8)	4,382	4,891	(10.4)
Total commercial	134,720	138,085	128,519	(2.4)	4.8	136,159	120,723	12.8

Commercial mortgages	42,665	43,214	30,002	(1.3)	42.2	43,165	29,506	46.3
Construction and development	11,588	11,720	10,008	(1.1)	15.8	11,758	10,035	17.2
Total commercial real estate	54,253	54,934	40,010	(1.2)	35.6	54,923	39,541	38.9

Residential mortgages	114,627	117,606	84,018	(2.5)	36.4	116,167	80,589	44.1

Credit card	26,883	26,046	24,105	3.2	11.5	26,171	22,907	14.2

Retail leasing	4,436	4,829	6,259	(8.1)	(29.1)	4,832	6,689	(27.8)
Home equity and second mortgages	12,809	12,753	11,142	.4	15.0	12,779	10,757	18.8
Other	29,149	34,564	42,725	(15.7)	(31.8)	33,081	43,525	(24.0)
Total other retail	46,394	52,146	60,126	(11.0)	(22.8)	50,692	60,971	(16.9)

Total loans	$376,877	$388,817	$336,778	(3.1)	11.9	$384,112	$324,731	18.3

Average total loans for the third quarter of 2023 were $40.1 billion (11.9 percent) higher than the third quarter of 2022. The increase was driven by growth in the Company’s legacy loan portfolio as well as from the MUB acquisition, which are primarily reflected in commercial loans, commercial mortgages and residential mortgages. Increases in total commercial loans (4.8 percent), total commercial real estate loans (35.6 percent), residential mortgages (36.4 percent) and credit card loans (11.5 percent) were partially offset by lower total other retail loans (22.8 percent). The increase in legacy portfolio commercial loans was due to higher utilization driven by working capital needs of corporate customers, slower pay-offs given higher volatility in the capital markets and core growth. The increase in legacy residential mortgages was driven by on-balance sheet loan activities and slower refinancing activity, partially offset by the sales late in the second quarter of 2023. The increase in credit card loans was primarily driven by higher spend volume and lower payment rates. The decrease in other retail loans was primarily due to balance sheet repositioning and capital management activities.

Average total loans were $11.9 billion (3.1 percent) lower than the second quarter of 2023, 0.9 percent lower when adjusted for balance sheet repositioning and capital management actions. Decreases in total commercial loans (2.4 percent), total commercial real estate loans (1.2 percent), residential mortgages (2.5 percent), and lower total other retail loans (11.0 percent) were partially offset by higher credit card loans (3.2 percent).

U.S. Bancorp Third Quarter 2023 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change

Noninterest-bearing deposits	$97,524	$113,758	$114,044	(14.3)	(14.5)	$113,556	$120,893	(6.1)
Interest-bearing savings deposits
Interest checking	132,560	127,994	113,364	3.6	16.9	129,980	115,095	12.9
Money market savings	177,340	152,893	125,389	16.0	41.4	159,178	122,943	29.5
Savings accounts	50,138	58,993	67,782	(15.0)	(26.0)	59,251	67,632	(12.4)
Total savings deposits	360,038	339,880	306,535	5.9	17.5	348,409	305,670	14.0
Time deposits	54,729	43,627	36,190	25.4	51.2	44,668	29,266	52.6
Total interest-bearing deposits	414,767	383,507	342,725	8.2	21.0	393,077	334,936	17.4

Total deposits	$512,291	$497,265	$456,769	3.0	12.2	$506,633	$455,829	11.1

Average total deposits for the third quarter of 2023 were $55.5 billion (12.2 percent) higher than the third quarter of 2022, including the impact of the MUB acquisition. Average noninterest-bearing deposits decreased $16.5 billion (14.5 percent) driven by decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking, partially offset by the impact of the acquisition of MUB. Average total savings deposits were $53.5 billion (17.5 percent) higher year-over-year driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking, including the impact of the acquisition of MUB. Average time deposits were $18.5 billion (51.2 percent) higher than the prior year third quarter due to the acquisition of MUB partially offset by decreases in Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $15.0 billion (3.0 percent) from the second quarter of 2023. On a linked quarter basis, average noninterest-bearing deposits decreased $16.2 billion (14.3 percent) driven by a product change for certain MUB retail checking accounts into interest checking accounts at conversion to create a better customer experience as well as pricing pressures from rising interest rates. Average total savings deposits increased $20.2 billion (5.9 percent) driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $11.1 billion (25.4 percent) higher on a linked quarter basis mainly in Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp Third Quarter 2023 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change

Card revenue	$412	$422	$391	(2.4)	5.4	$1,194	$1,128	5.9
Corporate payment products revenue	198	190	190	4.2	4.2	577	520	11.0
Merchant processing services	427	436	406	(2.1)	5.2	1,250	1,194	4.7
Trust and investment management fees	627	621	572	1.0	9.6	1,838	1,638	12.2
Service charges	334	324	317	3.1	5.4	982	984	(.2)
Commercial products revenue	354	358	285	(1.1)	24.2	1,046	841	24.4
Mortgage banking revenue	144	161	81	(10.6)	77.8	433	423	2.4
Investment products fees	70	68	56	2.9	25.0	206	177	16.4
Securities gains (losses), net	--	3	1	nm	nm	(29)	38	nm
Other	198	165	170	20.0	16.5	522	470	11.1
Total before balance sheet optimization	2,764	2,748	2,469	.6	11.9	8,019	7,413	8.2
Balance sheet optimization	--	(22)	--	nm	nm	(22)	--	nm

Total noninterest income	$2,764	$2,726	$2,469	1.4	11.9	$7,997	$7,413	7.9

Third quarter noninterest income of $2,764 million was $295 million (11.9 percent) higher than the third quarter of 2022 driven by higher payment services revenue, trust and investment management fees, commercial products revenue, mortgage banking revenue, and other noninterest income. Payment services revenue increased $50 million (5.1 percent) compared with the third quarter of 2022. Within payment services, card revenue increased $21 million (5.4 percent) driven by higher spend volume and favorable rates, and merchant processing revenue increased $21 million (5.2 percent) due to higher sales volume. Trust and investment management fees increased $55 million (9.6 percent) driven by the acquisition of MUB and core business growth. Commercial products revenue increased $69 million (24.2 percent) driven by higher trading revenue and commercial loan fees. Mortgage banking revenue increased $63 million (77.8 percent) driven by higher gain on sale margins and a favorable change in the valuation of mortgage servicing rights, net of hedging activities. Other revenue increased $28 million (16.5 percent).

Noninterest income was $38 million (1.4 percent) higher in the third quarter of 2023 compared with the second quarter of 2023. Excluding notable items of $(22) million in the second quarter of 2023, third quarter noninterest income increased $16 million (0.6 percent) compared with the second quarter of 2023. The increase was primarily driven by higher other revenue.

U.S. Bancorp Third Quarter 2023 Results

NONINTEREST EXPENSE
($in millions)				Percent Change
	3Q	2Q	3Q	3Q23 vs	3Q23 vs	YTD	YTD	Percent
	2023	2023	2022	2Q23	3Q22	2023	2022	Change

Compensation and employee benefits	$2,615	$2,646	$2,260	(1.2)	15.7	$7,907	$6,755	17.1
Net occupancy and equipment	313	316	272	(.9)	15.1	950	806	17.9
Professional services	127	141	131	(9.9)	(3.1)	402	356	12.9
Marketing and business development	176	122	126	44.3	39.7	420	312	34.6
Technology and communications	511	522	427	(2.1)	19.7	1,536	1,267	21.2
Other intangibles	161	159	43	1.3	nm	480	130	nm
Other	343	353	336	(2.8)	2.1	1,121	998	12.3
Total before merger and integration	4,246	4,259	3,595	(.3)	18.1	12,816	10,624	20.6
Merger and integration charges	284	310	42	(8.4)	nm	838	239	nm

Total noninterest expense	$4,530	$4,569	$3,637	(.9)	24.6	$13,654	$10,863	25.7

Third quarter noninterest expense of $4,530 million was $893 million (24.6 percent) higher than the third quarter of 2022. Excluding merger and integration-related charges of $284 million in the third quarter of 2023 and $42 million in the third quarter of 2022, third quarter noninterest expense increased $651 million (18.1 percent) compared with the third quarter of 2022, driven by the impact of MUB operating expenses, core deposit intangible amortization expense, and higher compensation expense. Compensation expense increased $355 million (15.7 percent) compared with the third quarter of 2022 primarily due to MUB expense as well as merit and hiring to support business growth. Intangible amortization increased $118 million driven by the core deposit intangible created as a result of the MUB acquisition.

Noninterest expense decreased $39 million (0.9 percent) on a linked quarter basis. Excluding merger and integration-related charges of $284 million in the third quarter of 2023 and $310 million in the second quarter of 2023, third quarter noninterest expense decreased $13 million (0.3 percent) from the second quarter of 2023 driven by lower compensation expense offset by an increase in marketing and business development. Compensation expense decreased $31 million (1.2 percent) compared to the second quarter of 2023 primarily due to prudent expense management and continued focus on operational efficiency. Marketing and business development expense increased $54 million (44.3 percent) as the Company continues to invest in its national brand and global reach.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2023 resulted in a tax rate of 23.3 percent on a taxable-equivalent basis (effective tax rate of 22.0 percent), compared with 22.0 percent on a taxable-equivalent basis (effective tax rate of 20.9 percent) in the third quarter of 2022, and a tax rate of 23.3 percent on a taxable-equivalent basis (effective tax rate of 21.8 percent) in the second quarter of 2023.

U.S. Bancorp Third Quarter 2023 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q		2Q		1Q		4Q		3Q
	2023	% (a)	2023	% (a)	2023	% (a)	2022	% (a)	2022	% (a)
Balance, beginning of period	$7,695		$7,523		$7,404		$6,455		$6,255
Change in accounting principle (b)	--		--		(62)		--		--
Allowance for acquired credit losses (c)	--		--		127		336		--
Net charge-offs
Total excluding acquisition and optimization impacts	420	.44	340	.35	282	.30	210	.23	162	.19
Balance sheet optimization impact	--		309		--		189		--
Acquisition impact	--		--		91		179		--

Total net charge-offs	420	.44	649	.67	373	.39	578	.64	162	.19
Provision for credit losses
Total excluding acquisition and optimization impacts	515		578		427		401		362
Balance sheet optimization impact	--		243		--		129		--
Acquisition impact of initial provision	--		--		--		662		--

Total provision for credit losses	515		821		427		1,192		362
Other changes	--		--		--		(1)		--

Balance, end of period	$7,790		$7,695		$7,523		$7,404		$6,455

Components
Allowance for loan losses	$7,218		$7,164		$7,020		$6,936		$6,017
Liability for unfunded credit commitments	572		531		503		468		438

Total allowance for credit losses	$7,790		$7,695		$7,523		$7,404		$6,455

Allowance for credit losses as a percentage of
Period-end loans (%)	2.08		2.03		1.94		1.91		1.88
Nonperforming loans (%)	615		739		660		762		1,025
Nonperforming assets (%)	595		709		637		729		953

(a)  Annualized and calculated on average loan balances

(b)  Effective January 1, 2023, the Company adopted accounting guidance which removed the separate recognition and measurement of troubled debt restructurings

(c)   Allowance for purchased credit deteriorated and charged-off loans acquired from MUB

SUMMARY OF NET CHARGE-OFFS
($ in millions)	3Q		2Q		1Q		4Q		3Q
	2023	% (a)	2023	% (a)	2023	% (a)	2022	% (a)	2022	% (a)
Net charge-offs
Commercial	$86	.26	$87	.26	$42	.13	$133	.41	$24	.08
Lease financing	6	.55	3	.27	5	.46	5	.43	3	.25

Total commercial	92	.27	90	.26	47	.14	138	.41	27	.08
Commercial mortgages	49	.46	26	.24	115	1.07	25	.28	(6)	(.08)
Construction and development	--	--	--	--	2	.07	17	.63	--	--

Total commercial real estate	49	.36	26	.19	117	.85	42	.36	(6)	(.06)
Residential mortgages	(3)	(.01)	114	.39	(1)	--	(3)	(.01)	(5)	(.02)
Credit card	220	3.25	199	3.06	175	2.78	175	2.76	119	1.96
Retail leasing	2	.18	1	.08	1	.08	1	.07	1	.06
Home equity and second mortgages	1	.03	(1)	(.03)	(1)	(.03)	--	--	(2)	(.07)
Other	59	.80	220	2.55	35	.40	225	2.17	28	.26

Total other retail	62	.53	220	1.69	35	.26	226	1.52	27	.18

Total net charge-offs	$420	.44	$649	.67	$373	.39	$578	.64	$162	.19

Gross charge-offs	$508		$755		$469		$669		$275
Gross recoveries	$88		$106		$96		$91		$113

(a) Annualized and calculated on average loan balances

U.S. Bancorp Third Quarter 2023 Results

The Company’s provision for credit losses for the third quarter of 2023 was $515 million, compared with $821 million in the second quarter of 2023 and $362 million in the third quarter of 2022. The third quarter of 2023 provision was $306 million (37.3 percent) lower than the second quarter of 2023 and $153 million (42.3 percent) higher than the third quarter of 2022. Excluding the second quarter of 2023 notable item related to balance sheet optimization activities, the provision for credit losses for the third quarter of 2023 decreased $63 million (10.9 percent) compared with the second quarter of 2023. During 2022 and continuing into 2023, economic uncertainty and recession risk have increased due to rising interest rates, inflationary concerns, market volatility, and pressure on corporate earnings related to these factors. Expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies, and the impact of economic deterioration on borrowers’ liquidity and ability to repay. While these credit quality factors have continued to perform better than pre-pandemic levels, changing economic conditions have contributed to increased provision for credit losses. Consumer portfolio credit losses are normalizing amid rising delinquencies and lower collateral values. Some stress in commercial portfolios is anticipated as the impact of rising interest rates filters through companies’ financials. Commercial real estate valuations are also affected by rising interest rates and the changing demand for office properties.

Total net charge-offs in the third quarter of 2023 were $420 million, compared with $649 million in the second quarter of 2023 and $162 million in the third quarter of 2022. Net charge-offs for the second quarter of 2023 included $309 million of charge-offs related to balance sheet optimization activities. The net charge-off ratio was 0.44 percent in the third quarter of 2023, compared with 0.67 percent in the second quarter of 2023 (0.35 percent excluding the impact of the balance sheet optimization activities) and 0.19 percent in the third quarter of 2022. Net charge-offs, excluding the impact of the second quarter of 2023 balance sheet optimization activities, increased $80 million (23.5 percent) on a linked quarter basis reflecting higher charge-offs in most loan categories consistent with normalizing credit conditions and adverse conditions in commercial real estate.

The allowance for credit losses was $7,790 million at September 30, 2023, compared with $7,695 million at June 30, 2023, and $6,455 million at September 30, 2022. The linked quarter increase in the allowance for credit losses was primarily driven by normalizing credit losses and commercial real estate credit quality, partially offset by relative stability in economic conditions. The ratio of the allowance for credit losses to period-end loans was 2.08 percent at September 30, 2023, compared with 2.03 percent at June 30, 2023, and 1.88 percent at September 30, 2022. The ratio of the allowance for credit losses to nonperforming loans was 615 percent at September 30, 2023, compared with 739 percent at June 30, 2023, and 1,025 percent at September 30, 2022.

Nonperforming assets were $1,310 million at September 30, 2023, compared with $1,085 million at June 30, 2023, and $677 million at September 30, 2022. The ratio of nonperforming assets to loans and other real estate was 0.35 percent at September 30, 2023, compared with 0.29 percent at June 30, 2023, and 0.20 percent at September 30, 2022. The increase in nonperforming assets on a linked quarter basis was primarily due to higher commercial real estate nonperforming loans, partially offset by lower nonperforming residential mortgages. The year-over-year increase in nonperforming assets primarily reflected nonperforming assets acquired from MUB, along with higher commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $569 million at September 30, 2023, compared with $474 million at June 30, 2023, and $393 million at September 30, 2022.

U.S. Bancorp Third Quarter 2023 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30 2023	Jun 30 2023	Mar 31 2023	Dec 31 2022	Sep 30 2022
Delinquent loan ratios - 90 days or more past due
Commercial	.05	.04	.05	.07	.03
Commercial real estate	--	--	.01	.01	.05
Residential mortgages	.11	.08	.08	.08	.10
Credit card	1.17	1.02	1.00	.88	.74
Other retail	.13	.12	.12	.12	.11
Total loans	.15	.12	.13	.13	.11

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.24	.21	.18	.19	.12
Commercial real estate	1.33	.87	.98	.62	.46
Residential mortgages	.25	.26	.33	.36	.35
Credit card	1.17	1.02	1.01	.88	.74
Other retail	.41	.39	.37	.37	.32
Total loans	.49	.40	.42	.38	.30

ASSET QUALITY (a)
($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2023	2023	2023	2022	2022
Nonperforming loans
Commercial	$231	$204	$150	$139	$92
Lease financing	25	27	28	30	30
Total commercial	256	231	178	169	122
Commercial mortgages	566	361	432	251	110
Construction and development	155	113	103	87	57
Total commercial real estate	721	474	535	338	167
Residential mortgages	161	207	292	325	211
Credit card	--	--	1	1	--
Other retail	129	129	133	139	130
Total nonperforming loans	1,267	1,041	1,139	972	630
Other real estate	25	25	23	23	24
Other nonperforming assets	18	19	19	21	23
Total nonperforming assets	$1,310	$1,085	$1,181	$1,016	$677

Accruing loans 90 days or more past due	$569	$474	$494	$491	$393

Nonperforming assets to loans plus ORE (%)	.35	.29	.30	.26	.20

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2023 Results

COMMON SHARES
(Millions)	3Q 2023	2Q 2023	1Q 2023	4Q 2022	3Q 2022
Beginning shares outstanding	1,533	1,533	1,531	1,486	1,486
Shares issued for stock incentive plans, acquisitions and other corporate purposes	24	--	3	45	--
Shares repurchased	--	--	(1)	--	--

Ending shares outstanding	1,557	1,533	1,533	1,531	1,486

CAPITAL POSITION				Preliminary Data
($in millions)	Sep 30 2023	Jun 30 2023	Mar 31 2023	Dec 31 2022	Sep 30 2022

Total U.S. Bancorp shareholders’ equity	$53,113	$53,019	$52,989	$50,766	$47,513

Basel III Standardized Approach (a)
Common equity tier 1 capital	$44,655	$42,944	$42,027	$41,560	$44,094
Tier 1 capital	51,906	50,187	49,278	48,813	51,346
Total risk-based capital	61,737	60,334	59,920	59,015	60,738

Common equity tier 1 capital ratio	9.7%	9.1%	8.5%	8.4%	9.7%
Tier 1 capital ratio	11.2	10.6	10.0	9.8	11.2
Total risk-based capital ratio	13.4	12.7	12.1	11.9	13.3
Leverage ratio	7.9	7.5	7.5	7.9	8.7

Tangible common equity to tangible assets (b)	5.0	4.8	4.8	4.5	5.2
Tangible common equity to risk-weighted assets (b)	7.0	6.8	6.5	6.0	6.7

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.5	8.9	8.3	8.1	9.4

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $53.1 billion at September 30, 2023, compared with $53.0 billion at June 30, 2023 and $47.5 billion at September 30, 2022. The third quarter of 2023 reflects the impact of the issuance of 24 million shares of common stock to Mitsubishi UFG Financial Group, Inc. (“MUFG”), for which the proceeds from the issuance were used to repay a portion of the debt obligation with MUFG for the acquisition of MUB. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to the acquisition of MUB. The Company will evaluate its share repurchases in connection with the potential capital requirements given the proposed regulatory capital rules and related landscape.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.7 percent at September 30, 2023, compared with 9.1 percent at June 30, 2023, and 9.7 percent at September 30, 2022. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.5 percent at September 30, 2023, compared with 8.9 percent at June 30, 2023, and 9.4 percent at September 30, 2022.

U.S. Bancorp Third Quarter 2023 Results

Investor Conference Call

On Wednesday, October 18, 2023 at 7 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Senior Executive Vice President and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 877-692-8955. Participants calling from outside the United States and Canada, please dial 234-720-6979. The access code for all participants is 6030554. For those unable to participate during the live call, a replay will be available at approximately 10 a.m. CT on Wednesday, October 18, 2023. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.”

About U.S. Bancorp

U.S. Bancorp, with approximately 75,000 employees and $668 billion in assets as of September 30, 2023, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2023 World’s Most Ethical Companies and Fortune’s most admired superregional bank. To learn more, please visit the U.S. Bancorp website at usbank.com and click on “About Us.”

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:

•

Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;

•

Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;

•	Increases in Federal Deposit Insurance Corporation (“FDIC”) assessments due to bank failures;
•	Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•	Changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to recent developments affecting the banking sector;
•

Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;

•	Changes in interest rates;
•	Increases in unemployment rates;
•	Deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans;
•	Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;

U.S. Bancorp Third Quarter 2023 Results

•	Impacts of current, pending or future litigation and governmental proceedings;
•	Increased competition from both banks and non-banks;
•	Effects of climate change and related physical and transition risks;
•	Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•	Breaches in data security;
•	Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties;
•	Failures to safeguard personal information;
•	Impacts of pandemics, including the COVID-19 pandemic, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•	Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•	Failure to execute on strategic or operational plans;
•	Effects of mergers and acquisitions and related integration;
•	Effects of critical accounting policies and judgments;
•	Effects of changes in or interpretations of tax laws and regulations;
•	Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•

The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2022, and subsequent filings with the Securities and Exchange Commission.

In addition, U.S. Bancorp’s acquisition of MUB presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the acquisition may not be realized or may take longer than anticipated to be realized; and the possibility that the combination of MUB with U.S. Bancorp, including the integration of MUB, may be more costly or difficult to complete than anticipated or have unanticipated adverse results.

In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Third Quarter 2023 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio, tangible efficiency ratio and net interest margin, utilize net interest income on a taxable-equivalent basis.

The adjusted return on average assets, adjusted return on average common equity, adjusted efficiency ratio, adjusted return on tangible common equity, adjusted net income and adjusted diluted earnings per common share exclude notable items related to the acquisition of MUB, and other balance sheet repositioning and capital management actions taken by the Company. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2023	2022	2023	2022
Interest Income
Loans	$5,700	$3,603	$16,582	$9,071
Loans held for sale	42	49	111	163
Investment securities	1,152	867	3,303	2,390
Other interest income	860	209	2,248	347
Total interest income	7,754	4,728	22,244	11,971
Interest Expense
Deposits	2,580	534	6,024	791
Short-term borrowings	450	169	1,639	247
Long-term debt	488	198	1,296	498
Total interest expense	3,518	901	8,959	1,536
Net interest income	4,236	3,827	13,285	10,435
Provision for credit losses	515	362	1,763	785
Net interest income after provision for credit losses	3,721	3,465	11,522	9,650
Noninterest Income
Card revenue	412	391	1,194	1,128
Corporate payment products revenue	198	190	577	520
Merchant processing services	427	406	1,250	1,194
Trust and investment management fees	627	572	1,838	1,638
Service charges	334	317	982	984
Commercial products revenue	354	285	1,046	841
Mortgage banking revenue	144	81	403	423
Investment products fees	70	56	206	177
Securities gains (losses), net	--	1	(29)	38
Other	198	170	530	470
Total noninterest income	2,764	2,469	7,997	7,413
Noninterest Expense
Compensation and employee benefits	2,615	2,260	7,907	6,755
Net occupancy and equipment	313	272	950	806
Professional services	127	131	402	356
Marketing and business development	176	126	420	312
Technology and communications	511	427	1,536	1,267
Other intangibles	161	43	480	130
Merger and integration charges	284	42	838	239
Other	343	336	1,121	998
Total noninterest expense	4,530	3,637	13,654	10,863
Income before income taxes	1,955	2,297	5,865	6,200
Applicable income taxes	431	481	1,268	1,292
Net income	1,524	1,816	4,597	4,908
Net (income) loss attributable to noncontrolling interests	(1)	(4)	(15)	(8)
Net income attributable to U.S. Bancorp	$1,523	$1,812	$4,582	$4,900
Net income applicable to U.S. Bancorp common shareholders	$1,412	$1,718	$4,285	$4,648
Earnings per common share	$.91	$1.16	$2.79	$3.13
Diluted earnings per common share	$.91	$1.16	$2.79	$3.13
Dividends declared per common share	$.48	$.48	$1.44	$1.40
Average common shares outstanding	1,548	1,486	1,538	1,485
Average diluted common shares outstanding	1,549	1,486	1,538	1,486

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	September 30, 2023	December 31, 2022	September 30, 2022
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$64,354	$53,542	$41,652
Investment securities
Held-to-maturity	85,342	88,740	85,574
Available-for-sale	67,207	72,910	68,523
Loans held for sale	2,336	2,200	3,647
Loans
Commercial	133,319	135,690	131,687
Commercial real estate	54,131	55,487	40,329
Residential mortgages	115,055	115,845	86,274
Credit card	27,080	26,295	24,538
Other retail	45,649	54,896	59,880
Total loans	375,234	388,213	342,708
Less allowance for loan losses	(7,218)	(6,936)	(6,017)
Net loans	368,016	381,277	336,691
Premises and equipment	3,616	3,858	3,155
Goodwill	12,472	12,373	10,125
Other intangible assets	6,435	7,155	4,604
Other assets	58,261	52,750	47,002
Total assets	$668,039	$674,805	$600,973

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$98,006	$137,743	$115,206
Interest-bearing	420,352	387,233	355,942
Total deposits	518,358	524,976	471,148
Short-term borrowings	21,900	31,216	25,066
Long-term debt	43,074	39,829	32,228
Other liabilities	31,129	27,552	24,553
Total liabilities	614,461	623,573	552,995
Shareholders’ equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,684	8,712	8,590
Retained earnings	74,023	71,901	71,782
Less treasury stock	(24,168)	(25,269)	(27,188)
Accumulated other comprehensive income (loss)	(12,255)	(11,407)	(12,500)
Total U.S. Bancorp shareholders’ equity	53,113	50,766	47,513
Noncontrolling interests	465	466	465
Total equity	53,578	51,232	47,978
Total liabilities and equity	$668,039	$674,805	$600,973

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total equity	$53,578	$53,484	$53,454	$51,232	$47,978
Preferred stock	(6,808)	(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(465)	(465)	(465)	(466)	(465)
Goodwill (net of deferred tax liability) (1)	(11,470)	(11,493)	(11,575)	(11,395)	(9,165)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,370)	(2,490)	(2,611)	(2,792)	(735)
Tangible common equity (a)	32,465	32,228	31,995	29,771	30,805

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	44,655	42,944	42,027	41,560	44,094
Adjustments (2)	(867)	(866)	(866)	(1,299)	(1,300)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	43,788	42,078	41,161	40,261	42,794

Total assets	668,039	680,825	682,377	674,805	600,973
Goodwill (net of deferred tax liability) (1)	(11,470)	(11,493)	(11,575)	(11,395)	(9,165)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,370)	(2,490)	(2,611)	(2,792)	(735)
Tangible assets (c)	654,199	666,842	668,191	660,618	591,073

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	462,250 *	473,393	494,048	496,500	456,928
Adjustments (3)	(736)*	(735)	(735)	(620)	(337)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	461,514 *	472,658	493,313	495,880	456,591

Ratios*
Tangible common equity to tangible assets (a)/(c)	5.0%	4.8%	4.8%	4.5%	5.2%
Tangible common equity to risk-weighted assets (a)/(d)	7.0	6.8	6.5	6.0	6.7
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.5	8.9	8.3	8.1	9.4
	Three Months Ended

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Net income applicable to U.S. Bancorp common shareholders	$1,412	$1,281	$1,592	$853	$1,718
Intangibles amortization (net-of-tax)	127	126	126	67	34
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,539	1,407	1,718	920	1,752
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,106	5,643	6,967	3,650	6,951

Average total equity	54,283	54,287	53,132	49,731	50,284
Average preferred stock	(6,808)	(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(466)	(465)	(465)	(466)	(464)
Average goodwill (net of deferred tax liability) (1)	(11,493)	(11,527)	(11,444)	(9,202)	(9,192)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,418)	(2,530)	(2,681)	(1,637)	(758)
Average tangible common equity (g)	33,098	32,957	31,734	31,618	33,062

Return on tangible common equity (f)/(g)	18.4%	17.1%	22.0%	11.5%	21.0%

Net interest income	$4,236	$4,415	$4,634	$4,293	$3,827
Taxable-equivalent adjustment (4)	32	34	34	32	30
Net interest income, on a taxable-equivalent basis	4,268	4,449	4,668	4,325	3,857

Net interest income, on a taxable-equivalent basis
(as calculated above)	4,268	4,449	4,668	4,325	3,857
Noninterest income	2,764	2,726	2,507	2,043	2,469
Less: Securities gains (losses), net	--	3	(32)	(18)	1
Total net revenue, excluding net securities gains (losses) (h)	7,032	7,172	7,207	6,386	6,325

Noninterest expense (i)	4,530	4,569	4,555	4,043	3,637
Less: Intangible amortization	161	159	160	85	43
Noninterest expense, excluding intangible amortization (j)	4,369	4,410	4,395	3,958	3,594

Efficiency ratio (i)/(h)	64.4%	63.7%	63.2%	63.3%	57.5%
Tangible efficiency ratio (j)/(h)	62.1	61.5	61.0	62.0	56.8
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended			Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income applicable to U.S. Bancorp common shareholders	$1,412	$1,281	$1,718	$4,285	$4,648
Less: Notable items, including the impact of earnings allocated to participating stock awards (1), (2)	(212)	(429)	(33)	(822)	(186)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,624	1,710	1,751	5,107	4,834

Average diluted common shares outstanding (b)	1,549	1,533	1,486	1,538	1,486
Diluted earnings per common share, excluding notable items (a)/(b)	$1.05	$1.12	$1.18	$3.32	$3.25

Net income attributable to U.S. Bancorp	$1,523
Less: Notable items (1)	(213)
Net income attributable to U.S. Bancorp, excluding notable items	1,736
Annualized net income attributable to U.S. Bancorp, excluding notable items (c)	6,887

Average assets (d)	663,999
Return on average assets, excluding notable items (c)/(d)	1.04%

Net income applicable to U.S. Bancorp common shareholders, excluding notable items (as calculated above)	$1,624
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (e)	6,443

Average common equity (f)	47,009
Return on average common equity, excluding notable items (e)/(f)	13.7%

Net income applicable to U.S. Bancorp common shareholders	$1,412
Intangibles amortization (net-of-tax)	127
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(212)
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items	1,751
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization and notable items (g)	6,947

Average total equity	54,283
Average preferred stock	(6,808)

Average noncontrolling interests	(466)
Average goodwill (net of deferred tax liability) (1)	(11,493)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,418)

Average tangible common equity (h)	33,098
Return on tangible common equity, excluding notable items (g)/(h)	21.0%

Net interest income	$4,236
Taxable-equivalent adjustment (3)	32
Net interest income, on a taxable-equivalent basis	4,268

Net interest income, on a taxable-equivalent basis (as calculated above)	4,268
Noninterest income	2,764
Less: Securities gains (losses), net	--
Total net revenue, excluding net securities gains (losses) (i)	7,032
Noninterest expense	4,530
Less: Notable items (1)	284
Noninterest expense, excluding notable items (j)	4,246

Efficiency ratio, excluding notable items (j)/(i)	60.4%
	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Net charge-offs	$649	$373	$578
Less: Notable items (4)	309	91	368
Net charge-offs, excluding notable items	340	282	210
Annualized net charge-offs, excluding notable items (k)	1,364	1,144	833

Average loan balances (l)	388,817	386,750	359,811
Net charge-off ratio, excluding notable items (k)/(l)	.35%	.30%	.23%
(1)

Notable items for the three months ended September 30, 2023 included $284 million ($213 million net-of-tax) of merger and integration-related charges. Notable items of $575 million ($432 million net-of-tax) for the three months ended June 30, 2023 included $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $310 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. Notable items for the three months ended September 30, 2022 included $42 million ($33 million net-of-tax) of merger and integration-related charges.

(2)

Notable items of $1.1 billion ($828 million net-of-tax) for the nine months ended September 30, 2023 included $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $838 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. Notable items for the nine months ended September 30, 2022 included $239 million ($186 million net-of-tax) of merger and integration-related charges.

(3)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(4)

Notable items for the three months ended June 30, 2023 included $309 million of net charge-offs related to balance sheet repositioning and capital management actions. Notable items for the three months ended March 31, 2023 included $91 million of net charge-offs related to uncollectible acquired loans, considered purchase credit deteriorated as of the date of the acquisition. Notable items for the three months ended December 31, 2022 included $179 million of net charge-offs related to uncollectible MUB acquired loans as well as $189 million of net charge-offs related to balance sheet repositioning and capital management actions.

LINE OF BUSINESS FINANCIAL PERFORMANCE							Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$838	$871	$945	(3.8)	(11.3)	$2,778	$2,341	18.7
Consumer and Business Banking	550	566	434	(2.8)	26.7	1,758	1,278	37.6
Payment Services	274	351	334	(21.9)	(18.0)	968	1,107	(12.6)
Treasury and Corporate Support	(139)	(427)	99	67.4	nm	(922)	174	nm
Consolidated Company	$1,523	$1,361	$1,812	11.9	(15.9)	$4,582	$4,900	(6.5)

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,245	$1,324	$1,331	(6.0)	(6.5)	$3,969	$3,302	20.2
Consumer and Business Banking	741	770	620	(3.8)	19.5	2,374	1,719	38.1
Payment Services	764	782	731	(2.3)	4.5	2,223	2,113	5.2
Treasury and Corporate Support	(248)	(270)	7	8.1	nm	(838)	(63)	nm
Consolidated Company	$2,502	$2,606	$2,689	(4.0)	(7.0)	$7,728	$7,071	9.3

Lines of Business

The Company’s major lines of business are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2023, certain organization and methodology changes were made, including the Company combining its Wealth Management and Investment Services and Corporate and Commercial Banking lines of businesses to create the Wealth, Corporate, Commercial and Institutional Banking line of business during the third quarter. Prior period results were restated and presented on a comparable basis.

  2

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING							Preliminary data
($ in millions)				Percent Change
	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,472	$1,559	$1,439	(5.6)	2.3	$4,691	$3,650	28.5
Noninterest income	1,031	1,073	906	(3.9)	13.8	3,122	2,672	16.8
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,503	2,632	2,345	(4.9)	6.7	7,813	6,322	23.6
Noninterest expense	1,214	1,264	1,008	(4.0)	20.4	3,713	3,001	23.7
Other intangibles	44	44	6	--	nm	131	19	nm
Total noninterest expense	1,258	1,308	1,014	(3.8)	24.1	3,844	3,020	27.3
Income before provision and taxes	1,245	1,324	1,331	(6.0)	(6.5)	3,969	3,302	20.2
Provision for credit losses	128	162	71	(21.0)	80.3	264	180	46.7
Income before income taxes	1,117	1,162	1,260	(3.9)	(11.3)	3,705	3,122	18.7
Income taxes and taxable-equivalent adjustment	279	291	315	(4.1)	(11.4)	927	781	18.7
Net income	838	871	945	(3.8)	(11.3)	2,778	2,341	18.7
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$838	$871	$945	(3.8)	(11.3)	$2,778	$2,341	18.7

Average Balance Sheet Data
Loans	$175,579	$178,722	$154,473	(1.8)	13.7	$177,081	$145,594	21.6
Other earning assets	6,458	6,671	4,737	(3.2)	36.3	6,386	4,682	36.4
Goodwill	4,638	4,651	3,612	(.3)	28.4	4,634	3,638	27.4
Other intangible assets	921	962	314	(4.3)	nm	972	295	nm
Assets	203,784	205,138	174,077	(.7)	17.1	203,358	163,392	24.5

Noninterest-bearing deposits	66,083	73,699	77,471	(10.3)	(14.7)	74,003	84,200	(12.1)
Interest-bearing deposits	206,622	192,584	178,080	7.3	16.0	198,702	169,892	17.0
Total deposits	272,705	266,283	255,551	2.4	6.7	272,705	254,092	7.3

Total U.S. Bancorp shareholders’ equity	22,831	22,358	18,334	2.1	24.5	22,246	17,758	25.3

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,245 million of income before provision and taxes in the third quarter of 2023, compared with $1,331 million in the third quarter of 2022, and contributed $838 million of the Company’s net income in the third quarter of 2023. The provision for credit losses increased $57 million (80.3 percent) compared with the third quarter of 2022 primarily due to commercial real estate credit quality, partially offset by balance reductions in the current quarter. Total net revenue was $158 million (6.7 percent) higher in the third quarter of 2023 due to an increase of $33 million (2.3 percent) in net interest income, and an increase of $125 million (13.8 percent) in total noninterest income. Net interest income increased due to the impact of rising interest rates on earning assets and the acquisition of MUB. Total noninterest income increased primarily due to higher trust and investment management fees due to the MUB acquisition and core business growth, and higher commercial products revenue mainly due to higher trading revenue. Total noninterest expense increased $244 million (24.1 percent) compared with the third quarter of 2022 primarily due to higher FDIC insurance expense driven by an increase in the assessment base and rate along with the inclusion of MUB in the current year, and higher compensation expense and net shared services expense driven by investment in support of business growth and the impact of the MUB acquisition, including intangible amortization driven by the core deposit intangible.

  3

CONSUMER AND BUSINESS BANKING							Preliminary data
($ in millions)				Percent Change
	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$2,045	$2,142	$1,693	(4.5)	20.8	$6,413	$4,752	35.0
Noninterest income	430	428	332	.5	29.5	1,256	1,177	6.7
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,475	2,570	2,025	(3.7)	22.2	7,669	5,929	29.3
Noninterest expense	1,646	1,713	1,402	(3.9)	17.4	5,032	4,201	19.8
Other intangibles	88	87	3	1.1	nm	263	9	nm
Total noninterest expense	1,734	1,800	1,405	(3.7)	23.4	5,295	4,210	25.8
Income before provision and taxes	741	770	620	(3.8)	19.5	2,374	1,719	38.1
Provision for credit losses	8	15	41	(46.7)	(80.5)	30	15	nm
Income before income taxes	733	755	579	(2.9)	26.6	2,344	1,704	37.6
Income taxes and taxable-equivalent adjustment	183	189	145	(3.2)	26.2	586	426	37.6
Net income	550	566	434	(2.8)	26.7	1,758	1,278	37.6
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$550	$566	$434	(2.8)	26.7	$1,758	$1,278	37.6

Average Balance Sheet Data
Loans	$157,357	$167,030	$142,640	(5.8)	10.3	$163,905	$141,276	16.0
Other earning assets	2,688	2,512	3,043	7.0	(11.7)	2,462	3,330	(26.1)
Goodwill	4,515	4,531	3,241	(.4)	39.3	4,512	3,248	38.9
Other intangible assets	5,154	5,393	3,726	(4.4)	38.3	5,378	3,515	53.0

Assets	174,788	184,835	158,057	(5.4)	10.6	181,595	156,904	15.7
Noninterest-bearing deposits	25,590	34,231	30,829	(25.2)	(17.0)	33,638	30,722	9.5
Interest-bearing deposits	196,374	182,991	161,778	7.3	21.4	185,476	162,528	14.1

Total deposits	221,964	217,222	192,607	2.2	15.2	219,114	193,250	13.4

Total U.S. Bancorp shareholders’ equity	15,763	16,387	12,431	(3.8)	26.8	16,236	12,324	31.7

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $741 million of income before provision and taxes in the third quarter of 2023, compared with $620 million in the third quarter of 2022, and contributed $550 million of the Company’s net income in the third quarter of 2023. The provision for credit losses decreased $33 million (80.5 percent) compared with the third quarter of 2022 due to recent strength in housing prices. Total net revenue was higher by $450 million (22.2 percent) in the third quarter of 2023 due to an increase of $352 million (20.8 percent) in net interest income, and an increase in total noninterest income of $98 million (29.5 percent). Net interest income increased due to the impact of rising interest rates on earning assets and the acquisition of MUB. Total noninterest income mainly increased due to higher mortgage banking revenue driven by higher gain on sale margins and a favorable change in the valuation of mortgage servicing rights, net of hedging activities. Total noninterest expense increased $329 million (23.4 percent) in the third quarter of 2023 compared with the third quarter of 2022 due to an increase in compensation expense and net shared services expense due to investments in digital capabilities, and the impact of the MUB acquisition, including intangible amortization driven by the core deposit intangible.

  4

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$692	$645	$629	7.3	10.0	$1,991	$1,870	6.5
Noninterest income	1,039	1,051	994	(1.1)	4.5	3,027	2,844	6.4
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,731	1,696	1,623	2.1	6.7	5,018	4,714	6.4
Noninterest expense	938	886	858	5.9	9.3	2,709	2,499	8.4
Other intangibles	29	28	34	3.6	(14.7)	86	102	(15.7)
Total noninterest expense	967	914	892	5.8	8.4	2,795	2,601	7.5
Income before provision and taxes	764	782	731	(2.3)	4.5	2,223	2,113	5.2
Provision for credit losses	399	314	285	27.1	40.0	933	636	46.7
Income before income taxes	365	468	446	(22.0)	(18.2)	1,290	1,477	(12.7)
Income taxes and taxable-equivalent adjustment	91	117	112	(22.2)	(18.8)	322	370	(13.0)
Net income	274	351	334	(21.9)	(18.0)	968	1,107	(12.6)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$274	$351	$334	(21.9)	(18.0)	$968	$1,107	(12.6)

Average Balance Sheet Data
Loans	$38,954	$37,913	$35,819	2.7	8.8	$37,942	$33,820	12.2
Other earning assets	5	74	392	(93.2)	(98.7)	126	810	(84.4)
Goodwill	3,333	3,330	3,292	.1	1.2	3,328	3,312	.5
Other intangible assets	339	359	405	(5.6)	(16.3)	361	435	(17.0)
Assets	44,774	44,128	42,053	1.5	6.5	43,928	40,536	8.4
Noninterest-bearing deposits	2,796	3,179	3,312	(12.0)	(15.6)	3,052	3,459	(11.8)
Interest-bearing deposits	101	104	171	(2.9)	(40.9)	104	166	(37.3)
Total deposits	2,897	3,283	3,483	(11.8)	(16.8)	3,156	3,625	(12.9)

Total U.S. Bancorp shareholders’ equity	9,442	9,127	8,255	3.5	14.4	9,181	8,129	12.9

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $764 million of income before provision and taxes in the third quarter of 2023, compared with $731 million in the third quarter of 2022, and contributed $274 million of the Company’s net income in the third quarter of 2023. The provision for credit losses increased $114 million (40.0 percent) compared with the third quarter of 2022 primarily due to normalizing credit conditions exhibited through increasing delinquency rates and lower consumer liquidity. Total net revenue increased $108 million (6.7 percent) in the third quarter of 2023 due to higher net interest income of $63 million (10.0 percent) and higher total noninterest income of $45 million (4.5 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates and customer revolve rates, along with higher loan balances, partially offset by higher funding costs. Total noninterest income increased year-over-year driven by higher card revenue and merchant processing services, mainly due to higher volume and favorable rates. Total noninterest expense increased $75 million (8.4 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development, in addition to higher compensation expense due to merit and core business growth.

  5

TREASURY AND CORPORATE SUPPORT							Preliminary data
($ in millions)				Percent Change
	3Q 2023	2Q 2023	3Q 2022	3Q23 vs 2Q23	3Q23 vs 3Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$59	$103	$96	(42.7)	(38.5)	$290	$249	16.5
Noninterest income	264	171	236	54.4	11.9	621	682	(8.9)
Securities gains (losses), net	--	3	1	nm	nm	(29)	38	nm
Total net revenue	323	277	333	16.6	(3.0)	882	969	(9.0)
Noninterest expense	571	547	326	4.4	75.2	1,720	1,032	66.7
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	571	547	326	4.4	75.2	1,720	1,032	66.7
Income (loss) before provision and taxes	(248)	(270)	7	8.1	nm	(838)	(63)	nm
Provision for credit losses	(20)	330	(35)	nm	42.9	536	(46)	nm
Income (loss) before income taxes	(228)	(600)	42	62.0	nm	(1,374)	(17)	nm
Income taxes and taxable-equivalent adjustment	(90)	(181)	(61)	50.3	(47.5)	(467)	(199)	nm
Net income (loss)	(138)	(419)	103	67.1	nm	(907)	182	nm
Net (income) loss attributable to noncontrolling interests	(1)	(8)	(4)	87.5	75.0	(15)	(8)	(87.5)
Net income (loss) attributable to U.S. Bancorp	$(139)	$(427)	$99	67.4	nm	$(922)	$174	nm

Average Balance Sheet Data
Loans	$4,987	$5,152	$3,846	(3.2)	29.7	$5,184	$4,041	28.3
Other earning assets	219,217	215,765	196,716	1.6	11.4	215,805	202,578	6.5
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	11	10	--	10.0	nm	19	--	nm
Assets	240,653	238,911	214,577	.7	12.2	238,600	221,235	7.8

Noninterest-bearing deposits	3,055	2,649	2,432	15.3	25.6	2,863	2,512	14.0
Interest-bearing deposits	11,670	7,828	2,696	49.1	nm	8,795	2,350	nm
Total deposits	14,725	10,477	5,128	40.5	nm	11,658	4,862	nm

Total U.S. Bancorp shareholders’ equity	5,781	5,950	10,800	(2.8)	(46.5)	5,777	12,593	(54.1)

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to business segments, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $248 million loss before provision and taxes in the third quarter of 2023, compared with $7 million of income before provision and taxes in the third quarter of 2022, and recorded a net loss of $139 million in the third quarter of 2023. The provision for credit losses increased $15 million (42.9 percent) compared with the third quarter of 2022 primarily due to credit impairment realized on certain loan portfolios not included in continuing operations. Total net revenue was lower by $10 million (3.0 percent) in the third quarter of 2023 due to an decrease of $37 million (38.5 percent) in net interest income, offset by an increase of $27 million (11.4 percent) in total noninterest income. Net interest income decreased primarily due to higher funding costs partially offset by higher yields on the investment portfolio and cash balances. The increase in total noninterest income was primarily due to higher commercial products revenue. Total noninterest expense increased $245 million (75.2 percent) compared with the third quarter of 2022 primarily due to higher merger and integration-related charges related to the acquisition of MUB, the impact of the acquisition of MUB, higher compensation expense due to higher merit and hiring to support business growth, and higher marketing and business development expense as the Company continues to invest in its national brand and global reach, partially offset by lower net shared services costs. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

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